PROSPECTUS SUPPLEMENT NO. 5 (TO PROSPECTUS DATED May 21, 2012)	FILED PURSUANT TO RULE 424(B)(3) REGISTRATION NO. 333-180072

INTERMOUNTAIN COMMUNITY BANCORP

Up to 13,806,379 Shares of Common Stock

Warrants to Purchase 1,700,000 Shares of Non-Voting Common Stock (and such underlying shares of Non-Voting Common Stock)

Up to 39,780,209 Shares of Non-Voting Common Stock

Up to 41,480,209 Shares of Common Stock Underlying the Non-Voting Common Stock

This prospectus supplement No. 5 supplements information contained in that certain prospectus dated May 21, 2012 (the “Prospectus”) relating to the resale by certain Selling Securityholders of the securities listed above that were issued and sold by Intermountain Community Bancorp pursuant to certain agreements with the Selling Securityholders.

This prospectus supplement includes our Current Report on Form 8-K/A dated October 5, 2012 and filed with the Securities and Exchange Commission on October 17, 2012 to correct the Amendment to the Articles of Incorporation effecting the 1-for-10 reverse stock split.

The information contained in the Current Report included in this prospectus supplement is dated as of the date of such report. This prospectus supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 5, 2012